FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Second Quarter 2020 Results

ATLANTA – August 7, 2020 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the second quarter ended July 5, 2020.

Quarterly Highlights:

•	Strong liquidity of $331 million at quarter end comprised of $92 million in cash and $240 million of borrowing availability under the revolving credit facility

•	Amended credit facility includes financial covenant flexibility through first quarter of 2022

•	Q2 2020 GAAP earnings per share of $0.08; Q2 2020 adjusted earnings per share of $0.27

•	Cash provided by operating activities of $48 million

•	Continued expense reductions and financial prudence during COVID-19 period

“During the second quarter, Interface managed through significant headwinds related to the global pandemic and resulting economic fallout by significantly reducing expenses and increasing our financial flexibility. We generated strong cash flow from operations of $48 million in the quarter, while pivoting our sales team to focus on more robust industries during this period, including healthcare and education. We also amplified our omni-channel marketing strategies including online sales in our FLOR business,” said Dan Hendrix, Chairman and CEO of Interface.

“We will continue our efforts to expand market share during this difficult period through our targeted product innovation investments and focused sales and marketing initiatives. We remain committed to further improving the sustainability of our products, and we are on track to deliver our first-ever carbon negative carpet tile this year. We are encouraged by the early response from our customers as we prepare to bring our new non-vinyl and bio-based backing offerings to market before the end of 2020,” he concluded.

"We continue to closely manage our cash flow and maintain solid liquidity during this ongoing period of softened demand," added Bruce Hausmann, CFO of Interface. "We ended the second quarter with $92 million of cash on hand and $240 million of borrowing availability under our revolver. In addition, we recently amended our credit facility providing for enhanced financial covenant flexibility through the first quarter of 2022. Our net debt to adjusted EBITDA ratio was 2.9x at the end of Q2 2020."

Second Quarter 2020 Financial Summary

Sales: Second quarter net sales were $260 million, down 27% versus $358 million in the prior year period. Declines in carpet tile were somewhat moderated by lesser declines in resilient flooring.

Gross profit margin was 37.5% in the second quarter, a decrease of 190 basis points from the prior year period. Adjusted gross profit margin was 38.0%, a decrease of 170 basis points over adjusted gross margin for the prior year period.

Second quarter SG&A expenses were $80 million, or 30.9% of sales, compared to $98 million, or 27.4% of sales in second quarter last year. Adjusted SG&A expenses were $71 million, or 27.4% of sales in second quarter 2020.

Operating Income: Second quarter operating income was $17 million, compared to operating income of $43 million in the prior year period. Second quarter 2020 adjusted operating income was $27 million versus adjusted operating income of $44 million in second quarter last year.

Net Income and EPS: On a GAAP basis, the company recorded net income of $5 million in the second quarter of 2020, or $0.08 per diluted share, compared to second quarter 2019 GAAP net income of $29 million, or $0.50 per diluted share. Second quarter 2020 adjusted net income was $16 million, or $0.27 per diluted share, versus second quarter 2019 adjusted net income of $30 million, or $0.51 per diluted share.

Adjusted EBITDA: In the second quarter of 2020, adjusted EBITDA was $38 million. This compares with adjusted EBITDA of $57 million in second quarter last year.

Cash and Liquidity: The company had cash on hand of $92 million and total debt of $620 million at July 5, 2020, compared to $81 million of cash and $596 million of total debt at the end of fiscal year 2019.

First Half 2020 Financial Summary

Sales: For the first six months of 2020 net sales were $548 million, down 16% versus $655 million in the prior year period.

Gross profit margin was 38.6% in the first six months of 2020, a decrease of 70 basis points from the prior year period. Adjusted gross profit margin was 39.1%, a decrease of 70 basis points over adjusted gross margin for the prior year period.

SG&A expenses for the first half of 2020 were $168 million, or 30.6% of sales, compared to $198 million, or 30.2% of sales in the prior year period. Adjusted SG&A expenses were $157 million, or 28.7% of sales for the first half of 2020.

Operating Income: For the first six months of 2020, operating loss was $76 million. Adjusted operating income was $57 million for the first half of 2020. This compares with operating income of $59 million and adjusted operating income of $63 million during the first six months of 2019.

Net Income and EPS: On a GAAP basis, the company recorded a net loss in the first half of 2020 of $97 million, or $1.67 per diluted share, compared to GAAP net income of $37 million, or $0.61 per diluted share in the first half of 2019. Adjusted net income in the first six months of 2020 was $35 million, or $0.59 per diluted share, versus adjusted net income of $39 million, or $0.65 per diluted share in the prior year period.

Adjusted EBITDA: In the first half of 2020, adjusted EBITDA was $72 million. This compares with adjusted EBITDA of $87 million in the prior year period.

Outlook

Given the continued disruption of the global economy due to COVID-19, and the significant level of uncertainty created by the global pandemic, Interface is not providing fiscal year 2020 guidance.

The company has implemented several cost reducing initiatives to align with reduced customer demand and anticipates full year 2020 adjusted SG&A expenses of approximately $320 million. In addition, the company has moderated its capital spending plans and currently anticipates capital expenditures of $45 - $50 million for the full year 2020.

Cost Reclassifications

As previously reported in the 2019 year-end earnings release, the company has reclassified and standardized cost categories globally as part of the implementation of a global financial consolidation system and the integration of nora®. The company determined that this change better reflects how management views and operates the business. This change results in the reclassification of certain expenses between Cost of Sales and Selling, General & Administrative expenses. Starting in the first quarter of 2020, the reclassifications are presented retrospectively to make all periods comparable.

The following table summarizes the quarterly reclassifications:

(In thousands)	2019
	Q1	Q2	Q3	Q4	FYE
2019 Cost of Sales as reported in 2019	$182,290	$218,917	$212,590	$203,778	$817,575
2019 Cost of Sales as reported in 2020	181,166	216,777	210,608	201,511	810,062
Reclassification	(1,124)	(2,140)	(1,982)	(2,267)	(7,513)

2019 SG&A Expense as reported in 2019	99,011	95,698	91,414	95,481	381,604
2019 SG&A Expense as reported in 2020	100,135	97,838	93,396	97,748	389,117
Reclassification	1,124	2,140	1,982	2,267	7,513

Net Impact to Operating Income	$—	$—	$—	$—	$—

Webcast and Conference Call Information

The company will host a conference call on August 7, 2020, at 8:00 a.m. Eastern Time, to discuss its second quarter 2020 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/2395720/9C7E478EC2D35B56AB8221BE29FB99E0, or through the company's website at: https://investors.interface.com.
The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, adjusted gross profit, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and adjusted operating income exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment, severance and other charges. Adjusted EPS and adjusted net income also exclude the loss associated with a warehouse fire. Adjusted gross profit excludes nora purchase accounting amortization. Adjusted SG&A expenses excludes changes in equity award forfeiture accounting, severance, asset impairment and other charges. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, and nora purchase accounting amortization. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but are not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our subsequent Quarterly Report on Form 10-Q for the period ended April 5, 2020: "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "Our manufacturing and supply chain abilities may be adversely impacted by an extended shutdown of our operations in China due to the recent coronavirus outbreak"; "The SEC’s investigation into our earnings per share (“EPS”) calculations and rounding practices could result in potential sanctions or penalties, distraction to our management and result in litigation from third parties, each of which could adversely affect or cause variability in our results of operations and financial condition"; "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "We have a significant amount of indebtedness, which could have important negative consequences to us"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets"; "Changes to our facilities could disrupt our operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; “Future earnings could be negatively impacted by additional goodwill, intangible assets and property, plant and equipment impairments”; and “We face risks associated with litigation and claims.”.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	7/5/20	6/30/19	7/5/20	6/30/19

Net Sales	$259,504	$357,507	$547,673	$655,195
Cost of Sales	162,210	216,777	336,068	397,943
Gross Profit	97,294	140,730	211,605	257,252
Selling, General & Administrative Expenses	80,058	97,838	167,741	197,973
Restructuring Charges	(157)	—	(1,275)	—
Goodwill and Intangible Asset Impairment Charge	—	—	121,258	—
Operating Income (Loss)	17,393	42,892	(76,119)	59,279
Interest Expense	4,965	6,810	10,595	13,603
Other Expense	5,139	304	6,630	1,318
Income (Loss) Before Taxes	7,289	35,778	(93,344)	44,358
Income Tax Expense	2,580	6,279	4,114	7,800
Net Income (Loss)	$4,709	$29,499	$(97,458)	$36,558

Earnings (Loss) Per Share – Basic	$0.08	$0.50	$(1.67)	$0.61

Earnings (Loss) Per Share – Diluted	$0.08	$0.50	$(1.67)	$0.61

Common Shares Outstanding – Basic	58,484	59,285	58,466	59,459
Common Shares Outstanding – Diluted	58,484	59,291	58,466	59,465

Consolidated Condensed Balance Sheets
(In thousands)	7/5/2020	12/29/19
Assets
Cash	$91,844	$81,301
Accounts Receivable	139,410	177,482
Inventory	263,721	253,584
Other Current Assets	38,411	35,768
Total Current Assets	533,386	548,135
Property, Plant & Equipment	338,177	324,585
Operating Lease Right-of Use Asset	100,091	107,044
Goodwill and Intangible Assets	226,828	346,474
Other Assets	102,486	96,811
Total Assets	$1,300,968	$1,423,049

Liabilities
Accounts Payable	$64,894	$75,687
Accrued Liabilities	122,505	140,652
Current Portion of Operating Lease Liabilities	14,124	15,914
Current Portion of Long-Term Debt	31,061	31,022
Total Current Liabilities	232,584	263,275
Long-Term Debt	589,130	565,178
Operating Lease Liabilities	86,716	91,829
Other Long-Term Liabilities	134,342	134,565
Total Liabilities	1,042,772	1,054,847
Shareholders’ Equity	258,196	368,202
Total Liabilities and Shareholders’ Equity	$1,300,968	$1,423,049

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Six Months Ended
(In thousands)	7/5/20	6/30/19	7/5/20	6/30/19

Net Income/(Loss)	$4,709	$29,499	$(97,458)	$36,558
Depreciation and Amortization	10,808	11,354	21,748	22,698
Stock Compensation Amortization/(Benefit)	716	2,015	(2,216)	4,832
Goodwill and Intangible Asset Impairment Charge	—	—	121,258	—
Amortization of Acquired Intangible Assets	1,316	1,343	2,631	3,252
Deferred Income Taxes and Other Non-Cash Items	(1,632)	(5,489)	(17,364)	(11,577)
Change in Working Capital
Accounts Receivable	9,025	(18,366)	37,660	(4,637)
Inventories	13,722	15,506	(8,792)	(13,349)
Prepaids and Other Current Assets	8,469	(514)	1,005	(6,206)
Accounts Payable and Accrued Expenses	1,011	(3,215)	(26,045)	(11,139)
Cash Provided by Operating Activities	48,144	32,133	32,427	20,432
Cash Used in Investing Activities	(13,400)	(14,881)	(35,694)	(34,893)
Cash Provided by (Used in) Financing Activities	(16,851)	(431)	15,624	17,209
Effect of Exchange Rate Changes on Cash	1,300	463	(1,814)	519
Net Increase in Cash	$19,193	$17,284	$10,543	$3,267

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures
(In millions, except per share amounts)

	Second Quarter 2020	Second Quarter 2019	First Six Months 2020	First Six Months 2019
Net Sales as Reported (GAAP)	$259.5	$357.5	$547.7	$655.2
Impact of Changes in Currency	2.8	—	7.5	—
Organic Sales	$262.3	$357.5	$555.2	$655.2

Gross Profit as Reported (GAAP)	$97.3	$140.7	$211.6	$257.3
Purchase Accounting Amortization	1.3	1.3	2.6	3.2
Adjusted Gross Profit	$98.6	$142.0	$214.2	$260.5

Operating Income (Loss) as Reported (GAAP)	$17.4	$42.9	$(76.1)	$59.3
Purchase Accounting Amortization	1.3	1.3	2.6	3.2
Goodwill and Intangible Asset Impairment Charge	—	—	121.3	—
Impact of Change in Equity Award Forfeiture Accounting	—	—	1.4	—
Restructuring, Asset Impairment, Severance and Other Charges	8.8	—	7.6	—
Adjusted Operating Income	$27.5	$44.2	$56.8	$62.5

Selling, General & Administrative Expenses (GAAP)	$80.1		$167.7
Impact of Change in Equity Award Forfeiture Accounting	—		(1.4)
Severance, Asset Impairment and Other Charges	(8.9)		(8.9)
Adjusted Selling, General and Administrative Expenses	$71.1		$157.4

Net Income (Loss) as Reported (GAAP)	$4.7	$29.5	$(97.5)	$36.6
Purchase Accounting Amortization (after tax impact QTD of $0.4 million and $0.4 million for 2020 and 2019; after tax impact YTD of $0.8 million and $1.0 million for 2020 and 2019)	0.9	0.9	1.9	2.2
Goodwill and Intangible Asset Impairment Charge (after tax impact of $1.5 million)	—	—	119.8	—
Impact of Change in Equity Award Forfeiture Accounting (after tax impact of $0.3 million)	—	—	1.1	—
Restructuring, Asset Impairment, Severance and Other Charges (after tax impact QTD of $1.7 million; after tax impact YTD of $1.4 million)	7.1	—	6.2	—
Warehouse Fire Loss (after tax impact of $1.0 million)	3.2	—	3.2	—
Adjusted Net Income	$15.9	$30.4	$34.7	$38.8

Diluted Earnings (Loss) per Share as Reported (GAAP)	$0.08	$0.50	$(1.67)	$0.61
Purchase Accounting Amortization (after tax impact QTD of $0.4 million and $0.4 million for 2020 and 2019; after tax impact YTD of $0.8 million and $1.0 million for 2020 and 2019)	0.02	0.01	0.03	0.04
Goodwill and Intangible Asset Impairment Charge (after tax impact of $1.5 million)	—	—	2.05	—
Impact of Change in Equity Award Forfeiture Accounting (after tax impact of $0.3 million)	—	—	0.02	—
Restructuring, Asset Impairment, Severance and Other Charges (after tax impact QTD of $1.7 million; after tax impact YTD of $1.4 million)	0.12	—	0.11	—
Warehouse Fire Loss (after tax impact of $1.0 million)	0.05		0.05
Adjusted Diluted Earnings per Share	$0.27	$0.51	$0.59	$0.65

Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Quarter 2020	Second Quarter 2020	First Six Months 2020	First Six Months 2019	Last Twelve Months (LTM) Ended 7/5/2020
Net Income (Loss) as Reported (GAAP)	$(102.2)	$4.7	$(97.5)	$36.6	$(54.8)
Income Tax Expense	1.5	2.6	4.1	7.8	18.9
Interest Expense	5.6	5.0	10.6	13.6	22.6
Depreciation and Amortization (excluding debt issuance cost amortization)	10.5	10.4	20.9	21.3	41.6
Stock Compensation Amortization (Benefit)	(2.9)	0.7	(2.2)	4.8	1.6
Purchase Accounting Amortization	1.3	1.3	2.6	3.3	5.3
Goodwill and Intangible Asset Impairment Charge	121.3	—	121.3	—	121.3
Restructuring, Asset Impairment, Severance and Other Charges	(1.1)	8.8	7.6	—	20.6
Warehouse Fire Loss	—	4.2	4.2	—	4.2
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$34.0	$37.6	$71.6	$87.3	$181.3

	First Quarter 2019	Second Quarter 2019	Third Quarter 2019	Fourth Quarter 2019
Net Income (Loss) as Reported (GAAP)	$7.1	$29.5	$26.2	$16.4
Income Tax Expense	1.5	6.3	9.9	4.9
Interest Expense	6.8	6.8	6.6	5.5
Depreciation and Amortization (excluding debt issuance cost amortization)	10.6	10.7	10.1	10.6
Stock Compensation Amortization	2.8	2.0	1.7	2.2
Purchase Accounting Amortization	1.9	1.3	1.3	1.3
Restructuring, Asset Impairment, Severance and Other Charges	—	—	0.7	12.3
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$30.7	$56.7	$56.4	$53.3

	2019	2018	2017	2016
Net Income (Loss) as Reported (GAAP)	$79.2	$50.3	$53.2	$54.2
Income Tax Expense	22.6	4.7	47.3	25.0
Transaction Related Other Expense	—	4.2	—	—
Interest Expense	25.6	15.4	7.1	6.1
Depreciation and Amortization (excluding debt issuance cost amortization)	42.0	37.9	29.8	30.1
Stock Compensation Amortization	8.7	14.5	7.2	5.9
Purchase Accounting Amortization	5.9	32.1	—	—
Transaction and Integration Related Expenses	—	5.3	—	—
Restructuring, Asset Impairment, Severance and Other Charges	12.9	20.5	7.3	19.8
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$197.0	$184.9	$152.0	$141.1

	As of 7/5/20
Total Debt	$620.2
Total Cash on Hand	(91.8)
Total Debt, Net of Cash on Hand (Net Debt)	$528.4

	7/5/2020
Total Debt / LTM Net Income (Loss)	(11.3x)
Net Debt / LTM AEBITDA	2.9x

Note: Sum of reconciling items may differ from total due to rounding of individual components
* Historical AEBITDA figures have been updated to reflect a change in depreciation and amortization values used to calculate AEBITDA.

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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